Exhibit 2.2
MERGER AGREEMENT
BY AND AMONG
INTELIUS INC., a Delaware corporation (“INTELIUS”),
QWIL ACQUISITION INC., an Oregon corporation and a wholly owned subsidiary of INTELIUS (“QAI”),
QWIL Company, Inc., an Oregon corporation (“QWIL”) and those shareholders of QWIL identified on
Exhibit C hereto (the “QWIL Shareholders”)
Dated August 5, 2005

INTELIUS/QWIL MERGER AGREEMENT

EXHIBIT A — PLAN OF MERGER
EXHIBIT B — EMPLOYMENT AND NON-COMPETITION
EXHIBIT C — QWIL SHAREHOLDER LIST
SCHEDULE A — QWIL ASSETS
SCHEDULE B — QWIL EQUIPMENT
SCHEDULE C — QWIL DOMAIN NAMES
SCHEDULE D — QWIL LIABILITIES
SCHEDULE E — RESTRICTIONS ON EQUITY CONSIDERATION

SCHEDULE 4.6 — QWIL CHANGE IN EVENTS
SCHEDULE 4.8 — QWIL COMMITMENTS AND CONTRACTS
SCHEDULE 4.9 — QWIL INTELLECTUAL PROPERTY
SCHEDULE 4.11 — AGREEMENTS
SCHEDULE 5.1 — RISK FACTORS

MERGER AGREEMENT
     THIS MERGER AGREEMENT (“Agreement”) is made and entered into as of August 5, 2005 by and among Intelius Inc., a Delaware corporation (“INTELIUS”), QWIL Acquisition Inc., an Oregon corporation and a wholly owned subsidiary of INTELIUS (“QAI”), QWIL Company, Inc., an Oregon corporation (“QWIL”) and those shareholders of QWIL identified on Exhibit C hereto (the “QWIL Shareholders”).
     WHEREAS, the respective Boards of Directors of INTELIUS, QAI and QWIL desire to effect, and have approved on the terms, and subject to the conditions, of this Agreement, a business combination of INTELIUS and QWIL in which QAI will merge with and into QWIL (such merger being referred to herein as the “Merger”), pursuant to which among other things, the holders of the then outstanding shares of the common stock, no par value per share, of QWIL (the “Shares”) will be entitled to receive, in the aggregate, Two Million Dollars ($2,000,000) in cash (the “Cash Consideration”) and Five Hundred Thousand (500,000) shares of INTELIUS Class A Common Stock (the “Equity Consideration”), par value $0.0001 per share (collectively, the Cash Consideration and Equity Consideration are referred to herein as the “Aggregate Consideration”).
     In consideration of the premises and of the mutual covenants, agreements, representations and warranties contained herein, and in order to set forth the conditions upon which this Agreement and the Plan of Merger (attached hereto as Exhibit A) shall be carried out, the parties hereto covenant and agree as follows.
ARTICLE I. THE MERGER
     Subject to the terms and conditions of this Agreement and the Plan of Merger, INTELIUS, QAI and QWIL agree as follows:
     1.1 Effective Time. Subject to the satisfaction of the conditions specified in Articles VIII, IX and X, the Merger will become effective upon the filing of Articles of Merger with the Secretary of State of Oregon or upon such later date as may be specified in such Articles of Merger (the “Effective Time”).
     1.2 Conversion of Shares. At the Effective Time, each issued and outstanding share of QWIL Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive Five Hundred (500) shares of INTELIUS Class A Common Stock. At the Effective Time, the stock transfer book of QWIL shall be closed, and no transfer of shares of QWIL Common Stock shall thereafter be made.
     1.3 Surrender of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates previously representing shares of QWIL Common Stock (“QWIL Certificate(s)”), upon surrender of the holder’s QWIL Certificate(s) to the exchange agent appointed by INTELIUS, Carney Badley Spellman, P.S, (the “Exchange

Agent”), together with a properly completed letter of transmittal, shall receive a certificate or certificates representing the number of whole shares of Equity Consideration to which the holder shall have been entitled pursuant to the Plan of Merger, and a cash payment equal to Two Thousand Dollars ($2,000) for each share of QWIL Common Stock so surrendered. After the Effective Time, each QWIL Certificate shall represent ownership of the number of shares of INTELIUS Class A Common Stock that the holder of the QWIL Certificate shall be entitled to receive. Whenever a dividend is declared by INTELIUS on INTELIUS Class A Common Stock after the Effective Time, the declaration shall include dividends on all shares issued and outstanding, including those with respect to which no certificates have been delivered hereunder; however, no distribution of such dividend shall be required to be made to any holder of QWIL Certificate(s) until the QWIL Certificate(s) representing such shares, and a properly completed letter of transmittal, shall have been delivered to INTELIUS by the person, firm, trust, estate, corporation, or business organization (“Person”) entitled to such dividend. Upon delivery of such QWIL Certificate(s) and letter of transmittal, or as soon as practicable thereafter, such Person shall receive from INTELIUS an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, required to be withheld or paid thereon by INTELIUS) on the shares of INTELIUS Class A Common Stock formerly represented by the surrendered QWIL Certificate(s), that shall have been declared or paid between the Effective Time and the date of delivery of such QWIL Certificate(s) .
     1.4 Adjustments. If, between the date of this Agreement and the Effective Time, there shall be a change in the number of shares of issued and outstanding QWIL Common Stock or INTELIUS Class A Common Stock by reason of any reclassification, recapitalization, split, combination, or exchange of shares, or if a stock or rights dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Conversion Ratio set forth in paragraph 1.2, i.e., 500:1; provided, however, that there shall be no adjustment of the Conversion Ratio by reason of INTELIUS issuing or agreeing to issue any INTELIUS Class A Common Stock for cash, for property, in exchange for shares of stock of any other corporation, or on account of mergers or consolidations before, after, or simultaneously with the consummation of the Merger.
     1.5 Transfer of Assets and Liabilities. The assets, equipment, domain names, cash accounts and accounts receivables owned by QWIL are set forth in Schedules A—C hereto, and the intellectual property owned by QWIL is set forth in Schedule 4.9. The liabilities of QWIL are set forth in Schedule D hereto. At the Effective Time, the title to all assets, real estate, equipment, personal property, intellectual property, all other property and all other unscheduled assets shall be vested in QWIL, without any further act or deed, and QWIL shall be responsible and liable for all the liabilities of both QWIL and QAI.
     Subject to the provisions of this paragraph 1.5 and the Indemnification provisions in paragraph 12.4, if additional QWIL liabilities are discovered at any time that were not disclosed in Schedule D or in the QWIL Unaudited Statements as defined in paragraph 4.3 (“Undisclosed QWIL Liabilities”), QWIL will be responsible for the first aggregate $25,000 of all such aggregate Undisclosed QWIL Liabilities, and the QWIL Shareholders

will be responsible for the remainder of all such Undisclosed QWIL Liabilities up to the total amount of the Cash Consideration received by them as part of this Merger Agreement. QWIL or INTELIUS will be responsible for any Undisclosed QWIL Liabilities exceeding the amount of the Cash Consideration.
     The debt to Software Sciences Ltd. of $525,000, as set forth in Schedule D (the “Software Sciences Debt”), will be paid without interest within 15 days of the Effective Time, and the debt to Thomas Buck and Jennifer Lindsey of $155,000, as set forth in Schedule D (the “Lindsey Debt”), will be paid without interest within six (6) months following the Effective Time, provided no Undisclosed QWIL Liabilities are discovered before those dates. The Software Sciences Debt and the Lindsey Debt will be reduced by the aggregate amount beyond $25,000 of any such Undisclosed QWIL Liabilities, and the balance shall be paid on the designated dates to Software Sciences and Thomas Buck and Jennifer Lindsey, respectively. If any Undisclosed QWIL Liabilities are discovered after six months from the Effective Time, they will be subject to this paragraph 1.5 and the Indemnification provisions in paragraph 12.4. If the Software Sciences Debt turns out to be less than $525,000, QWIL will only be obligated to pay the actual amount, and in no circumstances will QWIL be required to pay more than $525,000 for the Software Sciences Debt. If the Lindsey Debt turns out to be less than $155,000, QWIL will only be obligated to pay the actual amount, and in no circumstances will QWIL be required to pay more than $155,000 for the Lindsey Debt.
     1.6 Payment of Cash Consideration. INTELIUS will pay the Cash Consideration to the QWIL Shareholders at the Effective Time. The QWIL Shareholders shall provide written instruction regarding such payment to INTELIUS at least three (3) business days prior to the Effective Time.
     1.7 Non-Compete, Non-Disclosure and Employment Agreements. Thomas Lindsey, Shane Johnson and Matt Di Torrice, will sign employment agreements at the Effective Time, which will include INTELIUS’ standard non-compete and non-disclosure agreements, in the form attached hereto as Exhibit B.
ARTICLE II. REPRESENTATIONS, WARRANTIES,
AND COVENANTS OF INTELIUS
     INTELIUS hereby represents, warrants, and covenants to and with QAI and QWIL as follows:
     2.1 Organization. INTELIUS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. INTELIUS has corporate power, and is duly authorized, to own, lease, and operate its properties and to carry on its business as it is now being conducted. INTELIUS has no subsidiaries other than QAI.
     2.2 Capital Stock. The authorized capital stock of INTELIUS consists of Thirty-three Million (33,000,000) shares of INTELIUS Class A Common Stock, par value $0.0001 per share, of which Twenty-one Million Six Hundred Sixty-seven Thousand Five

Hundred (21,667,500) shares were outstanding as of June 30, 2005. None of the outstanding shares of INTELIUS Class A Common Stock has been issued in violation of the preemptive rights of any shareholder.
     2.3 Financial Statements. INTELIUS has delivered to QWIL copies of the unaudited consolidated balance sheets and income statements of INTELIUS as of December 31, 2003 and 2004, and June 30, 2005. These financial statements are hereinafter referred to as the “INTELIUS Unaudited Statements.” The INTELIUS Unaudited Statements present fairly as of their respective dates and for their respective periods the financial position and results of operations of INTELIUS.
     2.4 No Conflict With Other Instruments. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, or accelerate the performance required by, any material indenture, mortgage, deed of trust or other agreement or instrument to which INTELIUS is or may be a party or by which it is bound, or conflict with any provision of the Articles of Incorporation or Bylaws of INTELIUS.
     2.5 Litigation and Proceedings. There is no action, suit, proceeding, or investigation (whether or not purportedly on behalf of INTELIUS) pending or, to Intelius’ actual knowledge, threatened against or affecting INTELIUS, at law or in equity or before or by any governmental department, Commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that if adversely determined may result in any material adverse change in the business, operations, prospects, properties or assets, or in the condition, financial or otherwise, of INTELIUS, nor has any such action, suit, proceeding, to Intelius’ actual knowledge, or investigation been pending during the twelve-month period preceding the date hereof. INTELIUS is not operating under, subject to, or in default with respect to, any judgment, order, writ, injunction, decree, award or administrative agreement of or with any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality. INTELIUS has complied in all material respects with all applicable statutes, laws, regulations, and orders, including those imposing taxes, of any applicable jurisdiction, that concern the ownership of their properties and the conduct of their businesses.
     2.6 Absence of Material Adverse Changes. Since June 30, 2005, the business, operations, prospects, properties and assets, and the condition, financial or otherwise, of INTELIUS have not been materially adversely affected in any way and INTELIUS is not aware of any events that are probable to occur in the future and that reasonably can be expected to result in any material adverse change in the business, operations, prospects, properties, or assets or the condition, financial or otherwise, of INTELIUS.
     2.7 Agreements. All material contracts, agreements, plans, leases, policies, and licenses to which INTELIUS is a party are valid and in full force and effect, and INTELIUS has not breached any material provision of, or defaulted in any material respect under, the terms of any such contract, agreement, lease, policy, or license. INTELIUS is not a party to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, award, or administrative agreement that materially adversely affects, or in the future may (so far as INTELIUS can reasonably foresee) materially adversely affect, the business, operations, prospects, properties, assets, or condition, financial or otherwise, of INTELIUS.
     2.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by INTELIUS directly with QWIL and without the intervention of any other person, either as a result of any act of INTELIUS or otherwise, in such manner as to give rise to any valid claim against INTELIUS for a finder’s fee, brokerage commission, or other similar payment.
     2.9 Approval of Agreement and Plan of Merger. The Board of Directors of INTELIUS has approved this Agreement and the transactions contemplated hereby, and has authorized the execution and delivery of this Agreement by INTELIUS. INTELIUS has full power, authority and legal right to enter into this Agreement and, upon satisfaction of all the conditions to its obligations hereunder, to consummate the transactions contemplated hereby.
     2.10 Rights and Obligations Regarding Equity Consideration. INTELIUS hereby acknowledges and agrees to those certain obligations of INTELIUS set forth in Schedule E as if the same were incorporated by reference herein.
ARTICLE III. REPRESENTATIONS, WARRANTIES,
AND COVENANTS OF QAI
     QAI hereby represents, warrants, and covenants to and with INTELIUS and QWIL as follows:
     3.1 Organization. QAI is a wholly owned subsidiary of INTELIUS, and is corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. QAI has corporate power, and is duly authorized, to own, lease, and operate its properties and to carry on its business as it is now being conducted, and has no subsidiaries.
     3.2 Capital Stock. The authorized capital stock of QAI consists of Five Hundred Thousand (500,000) shares of QAI Common Stock, par value $0.0001 per share, all of which were outstanding as of August 5, 2005. None of the outstanding shares of QAI Common Stock has been issued in violation of the preemptive rights of any shareholder.
     3.3 No Conflict with Other Instruments. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, or accelerate the performance required by, any material indenture, mortgage, deed of trust or other agreement or instrument to which QAI is or may be a party or by which it is bound, or conflict with any provision of the Articles of Incorporation or Bylaws of QAI.
     3.4 Agreements. All material contracts, agreements, plans, leases, policies, and licenses to which QAI is a party are valid and in full force and effect, and QAI has not breached any material provision of, or defaulted in any material respect under, the terms of any such contract, agreement, lease, policy, or license. QAI is not a party to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, award, or administrative agreement that materially adversely affects the business, operations, prospects, properties, assets, or condition, financial or otherwise, of QAI.
     3.5 Approval of Agreement and Plan of Merger. The Board of Directors and Shareholders of QAI has approved this Agreement and the transactions contemplated hereby, and has authorized the execution and delivery of this Agreement by QAI. QAI has full power, authority and legal right to enter into this Agreement and, upon satisfaction of all the conditions to its obligations hereunder, to consummate the transactions contemplated hereby.
ARTICLE IV. REPRESENTATIONS, WARRANTIES,
AND COVENANTS OF QWIL
     QWIL hereby represents, warrants, and covenants to and with INTELIUS and QAI as follows:
     4.1 Organization. QWIL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. QWIL has no subsidiaries. QWIL has corporate power, and is duly authorized, to own, lease, and operate its properties, and to conduct its business as it is now being conducted. QWIL is duly qualified and/or licensed to conduct its business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary. QWIL has delivered to INTELIUS and QAI complete and correct copies of its Articles of Incorporation and Bylaws (certified by its Secretary) as in effect on the date hereof. There will be no changes in such Articles of Incorporation or Bylaws between the date hereof and the Effective Time without the written consent of INTELIUS and QAI.
     4.2 Capital Stock. The authorized capital stock of QWIL consists of One Thousand (1,000) shares of QWIL Common Stock, all of which are issued and outstanding as of the date hereof, as set forth in Exhibit C. All such shares are, and all shares outstanding at the Effective Time will be, validly issued, fully paid, and nonassessable, and none of the outstanding shares of QWIL Common Stock has been or will be issued in violation of the preemptive rights of any shareholder. QWIL does not have any outstanding subscriptions, options, warrants or other arrangements or commitments obligating it to issue, purchase, or sell shares of its capital stock, and no authorization therefore has been given.

     4.3 Financial Statements. QWIL has delivered to INTELIUS copies of the following unaudited financial statements:
(a)	Consolidated balance sheets of QWIL as of December 31, 2004 and from January 1 through June 30, 2005;

(b)	Consolidated income statements of QWIL for the three years ended December 31, 2004, and from January 1 through June 30, 2005; and

(c)	Summary of income statements and balance sheets from 2000-2004.
     The financial statements (including the notes thereto) referred to in subsections (a) through (c) of this Section 4.3 are hereinafter referred to as the “QWIL Unaudited Statements.” QWIL shall deliver to INTELIUS promptly after the issuance thereof any financial statements that QWIL may subsequently issue prior to the Effective Time with respect to annual or quarterly periods ending subsequent to those covered by the QWIL Unaudited Statements. As hereinafter used, the term “QWIL Unaudited Statements,” or the specific reference to any components thereof, shall include any such subsequently issued financial statements. The QWIL Unaudited Statements fairly present the financial position of QWIL as of the dates specified and the results and operations of QWIL in all material respects for the periods covered thereby, and QWIL does not have any liabilities of any nature (absolute, accrued, contingent or otherwise) that are not reflected or fully reserved against on the Latest Balance Sheet included in the QWIL Unaudited Statements (the “Latest Balance Sheet”) or included in the ordinary course of business by QWIL subsequent to the date of the Latest Balance Sheet. Since the Latest Balance Sheet, there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of QWIL which, individually or in the aggregate, would have a material adverse effect on QWIL. Any liabilities that are later discovered but that do not appear in the QWIL Unaudited Statements will be subject to the provisions in paragraphs 1.5 and 12.4
     4.4 Taxes. The amounts set forth as provisions for current and deferred taxes in the QWIL Unaudited Statements are sufficient for the payment of all unpaid federal, state, county, local, foreign, or other taxes (including any interest or penalties) of QWIL, accrued for or applicable to the periods ended on the respective dates of the QWIL Unaudited Statements and all years and periods prior thereto and for which QWIL may at said dates have been liable in their own right or as transferee of the assets of, or as successor to, any other corporation or entity. All federal, state, and local tax returns, reports, and declarations required to be filed by QWIL (i) have been duly prepared and filed in good faith for all past years, (ii) are true, correct and complete in all material respects, (iii) were prepared in substantial compliance with all applicable laws and regulations, and (iv) all taxes that have become due and payable have been paid or are reflected as a liability on the Latest Balance Sheet included in the QWIL Unaudited Statements; provided, however, that QWIL has not filed any tax returns or paid any required taxes regarding personal property. Any extensions for the filing of federal and state tax returns are valid and meet all applicable return filing requirements, and the proper federal and state tax returns for which an extension was not filed will at the Effective Time have been duly prepared and filed in good faith. No assessments, claims for collection, or deficiencies have been proposed by the Internal Revenue Service (the “IRS”) or any state or local revenue authority that have not been adequately reserved for by QWIL. QWIL has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of all local, state and federal taxes. There is no pending, or to QWIL’s actual knowledge, threatened audit, examination, investigation, dispute, deficiency assessment, claim or other administrative or judicial proceeding relating to any local, state or federal taxes that QWIL is or may be liable for. QWIL has withheld and paid all local, state and federal taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.
     4.5 Accurate Disclosure. No representation, warranty, schedule, or certificate delivered hereunder by QWIL to INTELIUS contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein and herein, in light of the circumstances under which they were made, not misleading.
     4.6 Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since July 31, 2005, QWIL has not:
     (a) issued, sold, or delivered (or agreed or become obligated in any manner to issue, sell, or deliver) any stock, bonds, or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options, warrants, or other rights calling for the issue thereof;
     (b) borrowed or agreed to borrow any funds or incurred, or become subject to any obligation or liability (absolute or contingent) except obligations and liabilities incurred in the ordinary course of business;
     (c) incurred or paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the balance sheet as of June 30, 2005 referred to in Section 4.3, and current liabilities incurred since that date in the ordinary course of business;
     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of cash, any assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, any QWIL Common Stock;
     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights, or canceled, or agreed to cancel, any debts or claims;
     (f) entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property, or rights, or requiring the consent of any party to the transfer and assignment of any such assets, property, or rights;
     (g) except in the ordinary course of business, waived any right of material value;
     (h) except in the ordinary course of business, assigned, made, or permitted any amendment or termination of any material contract, agreement, or license to which it is a party;
     (i) made any accrual or arrangement for, or payment of bonuses or special compensation of, any kind or any severance or termination pay to any present or former officer or employee;
     (j) increased the rate of compensation payable or to become payable by it to any of its officers or employees, other than normal salary increases made consistent with prior practice, or made any increase in benefits in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with any such officers or employees;
     (k) mortgaged, pledged, or subjected to lien, charge, or other encumbrance any assets or properties, whether tangible or intangible, other than in the ordinary course of business;
     (l) changed any accounting method or practice;
     (m) purchased or acquired or agreed to purchase or acquire fixed assets or equipment costing in the aggregate in excess of $50,000;
     (n) suffered any loss of employees or customers other than such losses as normally occur in the ordinary course of business;
     (o) entered to any contract with any officer, director or shareholder of QWIL or any entity in which such person is an officer, director or shareholder; or
     (p) entered into any transaction other than in the ordinary course of business.
     4.7 Title and Related Matters. Except as reflected in the QWIL Unaudited Statements, or as stated in Schedule D or 4.6, QWIL has good and marketable title to all the properties, interest in properties and assets (real and personal) reflected in Schedules A-C and 4.9, or in the balance sheet as of December 31, 2004 or June 30, 2005 referred to in Section 4.3, or acquired after December 31, 2004 (except properties, interests, and assets sold or otherwise disposed of since December 31, 2004, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, and other encumbrances and imperfections except (i) mortgages and other encumbrances referred to in the notes to such balance sheet; (ii) liens of current taxes not yet due and payable; and (iii) such imperfections of title and easements as do not detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise impair present business operations at such properties. To the best of QWIL’s knowledge, all such equipment material to QWIL’s business is in good repair and operating order, ordinary wear and tear excepted. All leases pursuant to which QWIL lease any real property are valid and subsisting, and are not in default. Copies of all such leases will be made available to INTELIUS and QAI.
     4.8 Commitments. Except as reflected in Schedules D and 4.8, QWIL is not a party to any oral or written:
     (a) contract for the employment of any officer or employee that is not terminable on thirty days’ (or less) notice;
     (b) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, or retirement plan, agreement, or arrangement;
     (c) agreement, commitment, contract, or indenture relating to the borrowing of money by QWIL;
     (d) guaranty of any obligation for the borrowing of money or otherwise;
     (e) consulting or other similar contract providing for the rendering of managerial or personal services;
     (f) agreement with any present or former officer, director, or shareholder of QWIL; or
     (g) other contract, agreement, or commitment not in the ordinary course of business involving a payment by QWIL, or delivery of property or performance of services valued at more than $10,000 on the part of any party.
     Complete and accurate copies of all contracts, plans, and other items so described in Schedule 4.8 have been, or will be, made available to INTELIUS and QAI. Between the date hereof and the Effective Time, QWIL will not, without the prior written consent of INTELIUS and QAI, enter into or amend any contract, agreement, or other instrument of any of the types listed in this Section 4.8.
     4.9 Intellectual Property. Schedule 4.9 sets forth a complete and correct list of all proprietary rights owned or used by QWIL in connection with its Business (The “Proprietary Rights”), as follows.
          (a) QWIL owns and possesses all right, title and interest in and to proprietary software and rights set forth on Schedule 4.9, free and clear of all encumbrances and QWIL has taken commercially reasonable measures to protect the proprietary nature of the Proprietary Software that they own.

          (b) QWIL has made the filings described on Schedule 4.9 with regard to their Proprietary Rights.
          (c) QWIL has not received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by QWIL, nor is any such claim threatened.
          (d) QWIL has not infringed, misappropriated or otherwise conflicted in any material respect with any proprietary rights of any third party, nor will any such infringement, misappropriation or conflict occur as a result of the transactions contemplated hereby or the continued operation of the business as conducted or as currently proposed to be conducted.
          (e) All proprietary rights set forth on Schedule 4.9 will be owned by or available for use immediately following the Effective Time on identical terms and conditions as currently owned or used.
          (f) All persons involved in the creation, development or modification of the Proprietary Software or rights are specifically identified on Schedule 4.9, and all such employees have executed and delivered to QWIL assignments of inventions and assignments of proprietary rights in form and substance reasonably acceptable to INTELIUS.
          (g) No government funding or university or college facilities were used in the development of the Proprietary Software or rights, and no Proprietary Software or rights were developed pursuant to any contract or other agreement with any person except pursuant to contracts or agreements listed in Schedule 4.9.
          (h) Schedule 4.9 lists, as of the date hereof, all licenses to which QWIL is a party and pursuant to which any person has been granted any right to use the Proprietary Rights, including proprietary software. No event has occurred which, with notice or lapse of time, or both, would constitute a breach or default by QWIL or a breach or default by any other party to such licenses, or permit the termination, modification or acceleration of any rights thereunder by any party thereto. The Proprietary Software, and any license to the Proprietary Software, is not subject to any outstanding judgment, order, decree, stipulation or injunction to which QWIL is a party or have been specifically named.
          (i) Schedule 4.9 lists, as of the date hereof, all licenses to which QWIL is a party and pursuant to which QWIL is authorized to use any proprietary rights, trade secrets or confidential information owned by or licensed to another Person (“Third Party Intellectual Property”) in connection with the business.
          (j) Except as set forth in Schedule 4.9, the execution and delivery of this Agreement by QWIL, and the consummation of the transactions contemplated hereunder, will not cause QWIL to be in violation or default under any license relating to any Third Party Intellectual Property, nor terminate nor modify nor entitle any other party to any such license to terminate or modify such license, nor limit in any way, after the consummation of the transactions contemplated hereunder, the ability to conduct the business or use or provide the use of any Third Party Intellectual Property.
          (k) Except as set forth in Schedule 4.9, with respect to all Third Party Intellectual Property: (i) the license covering such item is legal, valid, binding, enforceable and in full force and effect with respect to QWIL, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) QWIL is not in breach or default thereunder, and no other party to such license is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a material breach or default by QWIL or such other party or permit termination, modification or acceleration thereunder by QWIL or the other party thereto; (iii) the Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which QWIL is a party or has been specifically named, nor, to subject to any claim, pending or threatened, or any other outstanding judgment, order, decree, stipulation, or injunction, that could affect QWIL’ rights to use such Third Party Intellectual Property or materially interfere with the conduct of the Business.
     4.10 Litigation and Proceedings. There is no action, suit, proceeding, or investigation pending or threatened against or affecting QWIL at law or in equity or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or before any arbitrator of any kind, that if adversely determined may result in any material adverse change in the business, operations, prospects, properties, or assets, or in the condition, financial or otherwise, of QWIL, nor has any such action, suit, proceeding, or investigation been pending during the twelve-month period preceding the date hereof. QWIL is not operating under, subject to, or in default with respect to, any judgment, order, writ, injunction, decree, award, or administrative agreement of or with any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality. QWIL has complied in all material respects with all applicable statutes, laws, regulations, and orders, including those imposing taxes, of any applicable jurisdiction, that concern the ownership of their properties and the conduct of their businesses.
     4.11 Agreements. Schedule 4.11 sets forth a complete and correct list of all contracts, agreements, leases and licenses of any kind to which QWIL is a party. All material contracts, agreements, plans, leases, and licenses to which QWIL is a party are valid and in full force and effect, and QWIL has not breached any material provision of, or defaulted in any material respect under, the terms of any such contract, agreement, lease, or license. QWIL is not a party to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, award, or administrative agreement that materially adversely affects, or in the future may (so far as QWIL can reasonably foresee) materially adversely affect the business, operations, prospects, properties, assets, or condition, financial or otherwise, of QWIL. Except as set forth on Schedule 4.11, QWIL is not a party to any transaction with any officer, director or shareholder of QWIL or any other entity in which any such person is an officer, director or shareholder.

     4.12 No Conflict With Other Instruments. Except as previously disclosed to INTELIUS and QAI, the execution and delivery of this Agreement, and the consummation of any of the transactions contemplated hereby, will not result in the breach of any term or provision of, or constitute a default under, or accelerate the performance required by, any material indenture, mortgage, deed of trust, or other agreement or instrument to which QWIL is or may be a party, or by which it is bound, or conflict with any provision of the Articles of Incorporation or Bylaws of QWIL.
     4.13 Governmental Authorizations. QWIL has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses as conducted on the date hereof.
     4.14 Absence of Material Adverse Changes. Since July 31, 2005, the business, operations, prospects, properties, and assets, and the condition, financial or otherwise, of QWIL have not been materially adversely affected in any way, and QWIL is unaware of any events that are probable to occur in the future and that reasonably can be expected to result in any material adverse change in the business, operations, prospects, properties, or assets or the condition, financial or otherwise, of QWIL.
     4.15 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by QWIL directly with INTELIUS and without the intervention of any other person, either as a result of any act of QWIL or otherwise, in such manner as to give rise to any valid claim against QWIL for a finder’s fee, brokerage commission, or other similar payment.
     4.16 Employee Plans. QWIL does not maintain and has not maintained for the benefit of its employees any “employee benefit plans,” as defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other profit-sharing, deferred compensation, bonus, stock option, stock purchase, or employee benefit plans or arrangements. No amount is due or owing from QWIL to the Pension Benefit Guaranty Corporation (the “PBGC”) under Title IV of ERISA for any reason. QWIL has not previously, currently, or will not prior to the Effective Time, participated in or contributed to any “multi-employer plan” as such term is defined in Section 4001(a) of ERISA.
     4.17 Approval of Agreement. The Board of Directors and Shareholders of QWIL have approved this Agreement and the transactions contemplated hereby and have authorized the execution and delivery of this Agreement by QWIL. QWIL has full power, authority, and legal right to enter into this Agreement and, upon satisfaction of all the conditions to its obligations hereunder, to consummate the transactions contemplated hereby.
     4.18 Compliance With Law. QWIL is and has been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any governmental body and all judgments applicable to the ownership or operation of its business the non-compliance with which would reasonably be expected to have a material adverse effect on the operation of its business. QWIL has not received any notice of any alleged violation (whether past or present and whether remedied or not), nor is QWIL aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or judgment. There is no law, statute, rule, ordinance or regulation promulgated by any governmental body or any judgment that materially and adversely affects or is reasonably expected to materially and adversely affect the ability of INTELIUS and QAI to own or operate the business in a manner similar to the way QWIL has owned and operated the same.
     4.19 Labor Matters. There are no material disputes, employee grievances or disciplinary actions pending or, to QWIL’s knowledge, threatened between QWIL and any of the QWIL employees. QWIL, with respect to such employees, is in compliance in all material respects with all provisions of federal, state and local laws relating to the employment of labor. QWIL has not incurred liability for any arrears of wages or taxes or penalties for failure to comply with any such laws. QWIL has no knowledge of any organizational efforts being made or threatened by or on behalf of any labor organization with respect to any such employees and QWIL is not party to any collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by or is under discussion by management with any group of employees or others).
     4.20 Accuracy as of Effective Time. The foregoing representations and warranties of QWIL are true and accurate as of the date hereof, shall be true and accurate as of the Effective Time and shall survive thereafter as provided in Section 12.1 hereof.
ARTICLE V. REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE QWIL SHAREHOLDERS
     5.1 QWIL Shareholder Joint and Several Representations.
     Each of the QWIL Shareholders and their marital communities, jointly and severally, represents and warrants to INTELIUS as follows:
          (a) The QWIL Shareholders have had an opportunity to ask questions and to receive answers from INTELIUS regarding their acquisition of the Equity Consideration in the Merger; and
          (b) Matt Di Torrice may not be an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) and in order to preclude any right of rescission under federal and state securities laws, the offer and sale of Equity Consideration would need to be exempt from registration thereof.
          (c) The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the Effective Time and shall survive thereafter.

     5.2 QWIL Shareholder Individual Representations.
     Each of the QWIL Shareholders individually and on behalf of his marital community, represents and warrants as to such individual QWIL Shareholder as follows:
          (a) He has good and marketable title to the QWIL Shares which are to be surrendered by him with the Merger, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever. He does not have any options, warrants or other rights to purchase from QWIL any shares of QWIL Common Stock or any securities convertible into or exchangeable for shares of such stock.
          (b) He has the full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder, and this Agreement has been duly and validly executed and delivered by him, and constitutes a valid and binding obligation of such QWIL Shareholder, enforceable against him in accordance with its terms.
          (c) He is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement or the surrender of the QWIL Shares pursuant to the terms hereof.
          (d) He is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, provided, however, that Matt Di Torrice shall not be deemed to have made this representation;
          (e) The INTELIUS Stock to be received by him is for his own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others, or to fractionalization in whole or in part, and the acquisition of the INTELIUS Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) and the provisions of Regulation D promulgated thereunder (“Regulation D”). No other person has or will have a direct or indirect beneficial interest in the Equity Consideration received by him in the Merger and he will not sell, hypothecate, or otherwise transfer his Stock except in accordance with the Act and applicable state securities laws;
          (f) INTELIUS and QAI are under no obligation under Oregon or federal law to register Equity Consideration on behalf of QWIL Shareholders or to assist in complying with any exemption from registration. QWIL Shareholders may not, directly or indirectly, sell, assign, transfer, pledge, give, subject to lien or security interest or otherwise dispose of or encumber (collectively called “Transfer”) any INTELIUS stock except as expressly permitted by this Agreement.

          (g) In evaluating the suitability of an investment in the Company, he has not relied upon any representations or other information (whether oral or written) from INTELIUS that is inconsistent with any representation contained in this Agreement, and no oral or written representations have been made to him in connection with the INTELIUS Stock which were in any way inconsistent with the Agreement.
          (h) INTELIUS has made available to such QWIL Shareholder all documents and information that he has requested relating to INTELIUS Stock.
          (i) He has reviewed the Risk Factors concerning INTELIUS and its business, management, technology and financial affairs set forth in Schedule 5.1, and he: (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Merger and the INTELIUS Stock and of making an informed investment decision; (ii) believes he has received all the information he requested from INTELIUS and that he considers necessary or appropriate for deciding whether to enter into the Merger and receive the INTELIUS Stock; and (iii) has had the opportunity to discuss INTELIUS’ business, management, technology and financial affairs with INTELIUS management.
          (j) He has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional legal, tax and financial advisers the suitability of an investment in INTELIUS for his particular tax and financial situation and he has determined that the INTELIUS Stock is a suitable investment. With the exception of statements and representations made by INTELIUS in this Merger Agreement, he is relying solely on such advisors and not on any statements or representations of INTELIUS or any of its agents. Such QWIL Shareholder understands that he (and not INTELIUS) will be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. No representation has been made by INTELIUS or QAI, or either of their respective affiliates or agents, regarding the potential tax effect of the Merger on QWIL or the QWIL Shareholders.
          (k) No federal or state agency has made any finding, determination, recommendation or endorsement of the INTELIUS Stock, and there can be no assurance as to the federal or state tax results of receipt of the INTELIUS Stock by the QWIL Shareholders.
          (l) The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the Effective Time and shall survive thereafter.
     5.3 Rights and Obligations Regarding Equity Consideration. Each of the QWIL Shareholders hereby acknowledges and agrees to those certain obligations of the QWIL Shareholders set forth in Schedule E as if the same was incorporated by reference herein.

ARTICLE VI. ADDITIONAL COVENANTS OF INTELIUS AND QAI
     In addition to the covenants set forth in Article II and III, INTELIUS hereby covenants to and with QWIL that:
     6.1 Issuance of Common Stock. As and when required by the provisions of this Agreement and the Plan of Merger, INTELIUS will issue INTELIUS Class A Common Stock to the record holders of QWIL Common Stock all upon the surrender of duly and properly completed letters of transmittal and endorsed QWIL Certificates or upon evidence of loss thereof in a form satisfactory to INTELIUS and QAI.
     6.2 Employee Benefits. INTELIUS will amend and take such other action with respect to INTELIUS’ employee benefit plans as will be required to permit employees of QWIL to become eligible, from and after the Effective Time or such other time as INTELIUS and QWIL mutually agree upon, for benefits available to employees of INTELIUS under INTELIUS’s employee benefit plans.
     6.3 Best Efforts. INTELIUS and QAI will use good faith and diligent efforts to bring about the transactions contemplated by this Agreement as soon as practical, unless this Agreement is terminated as provided herein.
ARTICLE VII. ADDITIONAL COVENANTS OF QWIL
     In addition to the covenants set forth in Article IV, QWIL hereby covenants to and with INTELIUS that from the date hereof to the Effective Time:
     7.1 Operations. QWIL will operate its business only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, will use its best efforts to preserve intact the present business organization of QWIL, keep available the services of the present officers and employees of QWIL, and preserve the present relationships with depositors, suppliers, jobbers, creditors, correspondents, distributors, customers, and others having business dealings with QWIL.
     7.2 Information for Applications and Statements. QWIL will furnish INTELIUS and QAI all the information concerning QWIL required for inclusion in any application or statement to be made by INTELIUS and QAI to any governmental body, and any other application or statement deemed necessary or appropriate by INTELIUS and QAI in furtherance of their interests under the terms of this Agreement. QWIL represents and warrants that all information so furnished for such applications and statements shall, as of the date furnished, be true and correct without omission of any material fact required to be stated or necessary to make the information provided not misleading. After becoming aware of any fact or omission that renders the statement in the preceding sentence untrue, QWIL will promptly furnish to INTELIUS and QAI sufficient information to make the statement in the preceding sentence true at all times up to and including the Effective Time.

     7.3 Meeting of Shareholders. QWIL will call a meeting of its shareholders (the “QWIL Shareholders’ Meeting”) to be held at such time as QWIL, QAI and INTELIUS shall agree upon, for the purpose of voting upon the Plan of Merger and the transactions contemplated by this Agreement. QWIL and the members of QWIL’s Board of Directors will recommend to QWIL shareholders that they approve the Plan of Merger and this Merger Agreement, and QWIL agrees to use its best efforts to obtain such shareholder approval.
     7.4 Negative Covenants. During the period commencing on the date hereof and continuing until the Effective Time, QWIL agrees that:
     (a) QWIL will not declare any dividends on or make other distributions in respect of QWIL Common Stock. Without the prior written consent of INTELIUS, QWIL will not amend its Articles of Incorporation or Bylaws.
     (b) QWIL will not issue, authorize, or propose the issuance of, or purchase or redeem, or propose the purchase or redemption of, any shares of its capital stock or any class of securities convertible into, or rights, warrants, or options to acquire, any such shares or other convertible securities.
     (c) QWIL will not change the outstanding shares of QWIL capital stock into any different class by reason of any reclassification, recapitalization, spilt, combination, exchange of shares, or readjustment, or declare a stock dividend thereon.
     (d) QWIL will not, and will not authorize or permit any officer, director, employee, investment banker, attorney, accountant, or other representative, directly or indirectly to: (i) initiate contact with any person or entity in an effort to solicit, or in any manner reasonably likely to result in, any “Takeover Proposal” (as such term is defined below); (ii) except to the extent required by applicable law, furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any Takeover Proposal; or (iii) except to the extent required by applicable law, negotiate with any person or entity with respect to any Takeover Proposal. As used in this Section 7.4(d), “Takeover Proposal” shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving QWIL and a third party, or for the acquisition of a substantial equity interest in QWIL by, or the sale of substantially all of the assets of QWIL to, a third party.
     (e) QWIL will not acquire or agree to acquire by merging with, consolidating with, purchasing all or substantially all of the assets of, or otherwise, any corporation, partnership, association, or other business organization or division thereof, except in the routine and ordinary course of business.

     (f) QWIL will not sell, lease, pledge, encumber, or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the business or financial condition of QWIL.
     (g) QWIL will not incur any indebtedness for money borrowed or issue or sell any debt securities, other than borrowings in the ordinary course of business.
     7.5 Best Efforts. QWIL will use good faith and diligent efforts to bring about the transactions contemplated by this Agreement as soon as practical, unless this Agreement is terminated as provided herein.
ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF ALL PARTIES
     The obligations of INTELIUS, QAI and QWIL to cause the Merger to be consummated shall be subject to the satisfaction on or before the Effective Time of all the following conditions, except as such parties may waive such conditions in writing:
     8.1 Approval by Shareholders. At a meeting of shareholders duly called and held for such purpose, the Plan of Merger and the matters contemplated by this Agreement shall have been duly approved by the requisite vote of the shareholders of QWIL and QAI, or approval shall be obtained by unanimous written consent.
     8.2 No Injunction. INTELIUS, QAI and/or QWIL shall not be enjoined by any order, ruling, consent decree, judgment, or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated by this Agreement.
ARTICLE IX. CONDITIONS TO OBLIGATIONS OF INTELIUS AND QAI
     The obligations of INTELIUS and QAI to cause the Merger to be consummated shall be subject to the satisfaction at or before the Effective Time of all of the following conditions except as INTELIUS and QAI may waive such conditions in writing:
     9.1 Representations, Warranties, and Covenants. All representations and warranties of QWIL contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and QWIL shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Effective Time.
     9.2 Officers’ Certificate. QWIL shall have furnished to INTELIUS and QAI a certificate dated as of the Effective Time, signed by the President and the Secretary of QWIL, to the effect that to the best of the knowledge and belief of each of them, the conditions set forth above in Section 9.1 have been satisfied.

     9.3 Shareholder List. QWIL shall have delivered to INTELIUS and QAI a complete and correct list of its shareholders of record at the Effective Time, which shall be certified by the Secretary of QWIL.
     9.4 Dissent. No Shareholders of QWIL Common Stock shall have exercised their rights of appraisal with respect to their shares, and shall not have taken action that would allow them to exercise such rights.
     9.5 Litigation. At the Effective Time, there shall not be any pending litigation in any court or any proceeding by any governmental commission, board, or agency, with a view to seeking or in which it is sought to restrain, enjoin, or prohibit consummation of the Merger, or in which it is sought to obtain divestiture or rescission in connection with the Merger, and no investigation by any governmental agency shall be pending or threatened that might eventually result in any such suit, action, or proceeding.
     9.6 Employment, Non-Disclosure and Non-compete Agreements. As of the Effective Time, Thomas Lindsey, Duncan Lindsey, Shane Johnsen and Mat Di Torrice shall have entered into employment, non-disclosure and non-competition agreements with INTELIUS, in the form attached hereto as Exhibit B, provided, however, that Duncan Lindsey will not be required to execute an employment agreement.
ARTICLE X. CONDITIONS TO OBLIGATIONS OF QWIL
     The obligations of QWIL to cause the Merger to be consummated shall be subject to the satisfaction at or before the Effective Time of all the following conditions, except as QWIL may waive such conditions in writing:
     10.1 Representations, Warranties, and Covenants. The representations and warranties of INTELIUS and QAI contained herein shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and INTELIUS and QAI shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Effective Time.
     10.2 Officers’ Certificate. INTELIUS shall have furnished to QWIL a certificate dated as of the Effective Time, signed by the Chairman of the Board or the President and the chief financial officer of INTELIUS, to the effect that to the best of the knowledge and belief of each of them, the conditions set forth above in Section 10.1 have been satisfied.
     10.3 Litigation. At the Effective Time, there shall not be any pending litigation in any court or any proceeding by any governmental commission, board, or agency, with a view to seeking or in which it is sought to restrain, enjoin, or prohibit consummation of the Merger, or in which it is sought to obtain divestiture or rescission in connection with the Merger, and no investigation by any governmental agency shall be pending or threatened which might eventually result in any such suit, action, or proceeding.

ARTICLE XI. TERMINATION; AMENDMENT
     11.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
     (a) By mutual agreement of the Boards of Directors of INTELIUS and QWIL;
     (b) At the election of the Board of Directors of either INTELIUS or QWIL if the Merger shall not have been consummated before August 31, 2005, or such later date as shall be mutually agreed upon by the Executive Committees of the Boards of Directors of INTELIUS and QWIL;
     (c) At the election of the Board of Directors of QWIL in the event of a material breach of this Agreement by INTELIUS, provided such breach cannot be cured or is not cured within ten days after written notice of such breach is given to INTELIUS;
     (d) At the election of the Board of Directors of INTELIUS, in the event of a material breach of this Agreement by QWIL, provided such breach cannot be cured or is not cured within ten days after written notice of such breach is given to QWIL;
     11.2 Liability for Termination. In the event of termination of this Agreement by either INTELIUS or QWIL, there shall be no liability on the part of either INTELIUS or QWIL or their respective officers, directors, or shareholders by reason of such abandonment by one or the failure to fulfill conditions by the other except as set forth in this Section 11.2. If INTELIUS terminates this Agreement pursuant to Section 11.1(d), QWIL shall pay to INTELIUS expenses of INTELIUS arising from the negotiation and preparation of, and filings and solicitations with respect to, this Agreement and the Plan of Merger, including without limitation accountants’ fees, attorneys’ fees, printing costs, filing fees, travel expenses, programming costs, other out-of-pocket expenses, and the additional sum of $500,000.00 in cash. If QWIL terminates this Agreement pursuant to Section 11.1(c), INTELIUS shall pay to QWIL expenses of QWIL arising from the negotiation and preparation of, and filings and solicitations with respect to, this Agreement and the Plan of Merger, including without limitation accountants’ fees, attorneys’ fees, fees of consultants, filing fees, travel expenses, other out-of-pocket expenses, and the additional sum of $500,000.00 in cash. The parties agree in setting these sums that their respective damages from such a termination are difficult to estimate with certainty, and that $500,000.00 is a reasonable estimate of the damages likely to result from such a termination.
     11.3 Amendment. This Agreement and the Plan of Merger may be amended by action taken by the respective Boards of Directors or duly authorized officers of the parties hereto and thereto, at any time before or after approval of the Plan of Merger by the shareholders of QWIL. However, after such shareholder approval, this Agreement shall not be amended to decrease the Conversion Ratio without the further approval of the shareholders of QWIL. Neither this Agreement nor the Plan of Merger may be amended except by an instrument in writing signed on behalf of each of the parties hereto and thereto.
ARTICLE XII. GENERAL PROVISIONS
     12.1 Survival of Representations and Warranties. All representations, warranties, and covenants contained in this Agreement or in any closing certificate or other document delivered pursuant to the terms of this Agreement shall survive the Effective Time.
     12.2 Schedules. All schedules required to be delivered pursuant to this Agreement have been delivered as of the date hereof except for the schedules required by Section 4.6. With respect to the schedules required by Section 4.6, QWIL agrees to furnish such schedules within ten business days of the date hereof and represents and warrants to INTELIUS and QAI that the information set forth in such schedules will not disclose a material adverse change in the business, operations, prospects, properties, or assets, or the condition, financial or otherwise, of QWIL since July 31, 2005.
     12.3 Assignment and Successors. All of the terms and provisions of this Agreement (including all documents and instruments referred to herein) shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which shall be deemed to be a party hereto for all purposes hereof.) No transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto, any such attempted transfer or assignment without consent shall be null and void, and no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.
     12.4 Indemnification.
          (a) The QWIL Shareholders (jointly and severally, the “Indemnitors”), shall indemnify, defend and hold harmless INTELIUS and QWIL, and their shareholders, directors, officers, employees, affiliates and agents (collectively “the Indemnitees”), including costs, expenses and attorneys’ fees, against and in respect to: (i) any and all Undisclosed QWIL Liabilities that are discovered within 12 months of the Effective Time, provided, however that QWIL will be responsible for the first aggregate $25,000 of such aggregate Undisclosed QWIL Liabilities; and (ii) any damages resulting or arising from a breach of a representation, warranty or covenant contained in this Agreement or any Schedule or Exhibit delivered in connection with the Merger (collectively “Claims”). The Indemnitees shall give prompt written notice to the Indemnitors of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitees against the Indemnitors based on the indemnity agreements contained in this Agreement (a “Notice of Claim”). The Indemnitors shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The Indemnitee shall cooperate with the Indemnitors and provide such assistance, at the sole cost and expense of the Indemnitors, as the Indemnitors may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitors with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitors shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of INTELIUS and shall follow the requests of INTELIUS regarding any documents or instruments which the INTELIUS believes should be given confidential treatment. The Indemnitors shall not make or enter into any settlement of any claim, action, suit or proceeding which it has undertaken to defend, without informing the Indemnitees in writing regarding the details of the settlement at least five (5) days before the settlement is consummated.
          (b) Notwithstanding any other provision of this Section 12.4, the aggregate liability of all Indemnitors shall be limited to the Cash Consideration, after QWIL has paid $25,000 in aggregate liability for indemnified Claims under paragraph 12.4(a)(i) above. INTELIUS or QWIL will be responsible for any amounts beyond the amounts of the Cash Consideration.
     12.5 Expenses. Except as provided in Section 11.2 hereof, if the transactions contemplated by this Agreement are not consummated, the costs and expenses of each party relating to such transactions will be borne by that party.
     12.6 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly delivered if in writing and delivered personally or sent by facsimile, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

If to QWIL	72A Centennial Loop #140
or QWIL	Eugene, OR 97401
Shareholders:	Attention: Thomas Lindsey
Fax:

with a copy to:
Arnold, Gallagher, et al.
P. O. Box 1758
Eugene, OR 97440-1758
Attention: William Potter, Esq.
Fax: 541-484-0536

If to QAI	Naveen Jain
or INTELIUS:	Chairman and CEO
500 — 108 Avenue NE, Suite 1660
Bellevue, WA 98004
Fax: (425) 646-6447

with a copy to:	Carney Badley Spellman, P.S.
700 Fifth Avenue, Suite 5800
Seattle, WA 98104-5017
Attention: John R. McDowall
Fax: (206) 467-8215
or at such other address as any party may specify by notice given to the other party in accordance with this Section 12.6. Unless otherwise specified herein, such notices or other communications shall be deemed given and delivered (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal Express, (c) one Business Day after being delivered, if delivered by facsimile and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
     12.7 Integration. This Agreement and the Plan of Merger, all Exhibits and Schedules, all ancillary documents, and all amendments hereto and thereto, (“the Agreements”) and the documents and instruments referred to herein constitute the entire agreement between the parties and supersede all previous agreements, negotiations, discussions, Letters of Intent and understandings with respect to the subject matter hereof.
     12.8 Counterparts and Facsimile. The Agreements may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may also be executed by facsimile, which shall constitute an original.
     12.9 Headings. The article and Section headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
     12.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State. QWIL and the QWIL Shareholders irrevocably consent to the jurisdiction and venue of the federal and state courts located at King County, Washington, with regard to any suit, proceeding or claim to enforce any provision of this Agreement or otherwise arising under or related to this Agreement or the transactions contemplated hereby, and QWIL and the QWIL Shareholders covenant that they will not commence or prosecute any such suit, proceeding or claim other than in the aforementioned courts.

     12.11 Severability. If any provision of this Agreement or the Plan of Merger, or the application of any such provision, shall be unenforceable, the rights and obligations of the parties shall be construed and enforced with that provision limited so as to make it enforceable to the greatest extent allowed by law or, if it is totally unenforceable, as if this Agreement or the Plan of Merger did not contain that particular provision.
     IN WITNESS WHEREOF, INTELIUS, QAI, QWIL and the QWIL Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, and have caused their respective corporate seals to be hereto affixed and attested by the signatures of their respective Secretaries or Assistant Secretaries, all on the date first above written. The signatures of the QWIL Shareholders below constitute their acknowledgement of their personal obligations, representations, warranties and covenants set forth in this Agreement.

INTELIUS INC.:	QWIL COMPANY, INC.:

/s/ Edward Petersen	/s/ Thomas Buck Lindsey
Print Name: Edward Petersen	Print Name: Thomas Buck Lindsey
Title: SVP Business Development	Title: President

QWIL ACQUISITION, INC.:

/s/ Edward Petersen Print Name: Edward Petersen
Title: Officer

/s/ Thomas Buck Lindsey THOMAS BUCK LINDSEY	/s/ Jennifer Lindsey JENNIFER LINDSEY

/s/ Duncan Lindsey DUNCAN LINDSEY	/s/ Deborah Lindsey DEBORAH LINDSEY

/s/ Shane Johnson SHANE JOHNSON	/s/ Matt Di Torrice MATT DI TORRICE